Exhibit 99.1

SKYLINE CHAMPION ANNOUNCES SECOND QUARTER FISCAL 2019 RESULTS

ELKHART, Indiana, November 5, 2018 / Business Wire/ — Skyline Champion Corporation (NYSE:SKY) (“Skyline Champion”), today announced financial results for its second quarter ended September 29, 2018 of the fiscal year ending March 30, 2019 (“fiscal 2019”).

On June 1, 2018, Skyline Corporation (“Skyline”) and Champion Enterprises Holdings, LLC (“Champion”), the parent company of Champion Home Builders, Inc., completed the previously announced combination of their operations (the “Combination”). The combined company operates as Skyline Champion Corporation and is traded on the New York Stock Exchange under the ticker symbol “SKY”. The second quarter of fiscal 2019 includes a full quarter of results for both the Skyline and Champion businesses while the six-month period ended September 29, 2018 includes only four months of results from the Skyline operations. Results for the three and six months ended September 30, 2017 of the fiscal year ended March 31, 2018 (“fiscal 2018”) include only the results of Champion.

Second Quarter Fiscal 2019 Highlights (compared to Second Quarter Fiscal 2018)

•	Net sales increased 37% to $355.4 million

•	Total homes sold increased 26% to 5,350

•	Gross profit as a percent of sales expanded by 70 basis points to 16.6%

•	Net loss of $77.0 million, compared to net income of $7.4 million, the year-over-year decline includes $85.8 million in non-cash, equity-based compensation expense

•	EPS was a net loss of $1.42; excluding non-recurring expenses, Adjusted EPS was net income of $0.23

•	Adjusted EBITDA increased 58% to $23.8 million

•	Adjusted EBITDA margin expanded by 90 basis points to 6.7%

“The second quarter fiscal 2019 was another strong period for Skyline Champion as we continued to benefit from a healthy market and increased demand for our products,” said Keith Anderson, Skyline Champion’s Chief Executive Officer. “I am encouraged by the results we are seeing and the progress that we have made toward achieving synergies from the combined businesses. As we look forward, demand for manufactured homes remains healthy and Skyline Champion is strategically adding capacity to meet the needs of the market.”

Second Quarter Fiscal 2019 Results

Net sales for the second quarter fiscal 2019 increased by 37% to $355.4 million compared to the prior-year period. The increase in net sales was driven by an increase in the number of homes sold as well as an increase in average selling price (“ASP”) per home sold. The number of U.S. factory-built homes sold by Skyline Champion in the second quarter fiscal 2019 increased by 29% to 5,038 with U.S. ASPs increasing by 16% to $60,900. Unit volume increased due to additional manufacturing capacity as well as plant operating improvements. Home sales prices increased primarily in order to offset rising material cost inflation while remaining price competitive and continuing to offer affordable housing alternatives to our customers. The number of Canadian factory-built homes sold declined to 312 homes compared to 345 homes in the prior-year period with the decrease concentrated in the Alberta and Saskatchewan provinces where housing demand remains soft. Looking forward, overall demand for manufactured housing remains strong and Skyline Champion is well positioned with $252 million in backlog as of September 2018.

Gross profit increased by 43% to $59.0 million compared to the prior-year period. Gross profit was 16.6% of net sales for the second quarter fiscal 2019, a 70-basis point improvement compared to 15.9% in the second quarter fiscal 2018. Gross profit expansion was driven by an increase in the average selling price of homes sold in addition to plant operating improvements which led to increased output and an increased number of homes sold.

Selling, general and administrative expenses (“SG&A”) in the second quarter fiscal 2019 increased to $128.1 million from $27.8 million in the same period last year, primarily due to non-cash, equity-based compensation expense of $85.8 million resulting from the vesting of restricted shares issued to Champion employees and directors in connection with the Combination, which was triggered by the secondary offerings which closed during the second quarter of fiscal 2019. In addition, SG&A includes the Skyline operations for the entire second quarter of fiscal 2019 as well as continued integration and restructuring costs associated with the Combination.

The net loss for the second quarter fiscal 2019 was $77.0 million, compared to net income of $7.4 million during the same period from the prior year. The decline in net income was driven by an increase in SG&A expenses related to the Combination, equity compensation expense and higher tax expense. Skyline Champion’s effective income tax rate for the second quarter fiscal 2019 was impacted by the non-deductibility of certain transaction-related expenses and non-cash equity compensation.

Adjusted EBITDA for the second quarter fiscal 2019 increased by 58% to $23.8 million compared to the second quarter fiscal 2018. The increase was primarily driven by higher sales volumes, improved gross profit and leveraging of fixed costs. The Adjusted EBITDA margin expanded by 90 basis points to 6.7%.

As of September 29, 2018, Skyline Champion had $102.9 million of cash and cash equivalents and $32.1 million of unused borrowing capacity under its revolving credit facility.

Six Months Ended September 29, 2018 Financial Highlights

For the six months ended September 29, 2018 net sales were $677.7 million, which represents growth of 34%, or $173.6 million, compared to the six months ended September 30, 2017.

Gross profit increased $36.8 million or 48% to $114.2 million compared to $77.4 million for the prior year period. Gross profit was 16.8% of net sales for the six months ended September 29, 2018, compared to 15.3% in the six months ended September 30, 2017.

SG&A increased to $173.2 million for the six months ended September 29, 2018, compared to $54.6 million in the prior year period, driven by $93.9 million of non-cash, equity compensation expense, as well as transaction and integration related expenses and added capacity from the Skyline operations.

The net loss for the six months ended September 29, 2018 was $77.9 million, compared to net income of $12.7 million for the prior year period.

Adjusted EBITDA for the six months ended September 29, 2018 increased by 79% to $46.5 million compared $26.0 million for the six months ended September 30, 2017.

Conference Call and Webcast Information:

Skyline Champion management will host a conference call tomorrow, November 6, 2018, at 8:30 a.m. Eastern Time, to discuss Skyline Champion’s financial results.

Investors and other interested parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of Skyline Champion’s website at https://ir.skylinechampion.com/overview/default.aspx. The online replay will be available on the same website immediately following the call.

The conference call can also be accessed by dialing (877) 407-4018 (domestic) or (201) 689-8471 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13684417. The replay will be available until 11:59 P.M. Eastern Time on November 20, 2018.

About Skyline Champion Corporation:

Skyline Champion Corporation (NYSE: SKY) was formed in June 2018 as the result of the Combination of Skyline Corporation and the operating assets of Champion Enterprises Holdings, LLC. The combined company employs more than 6,800 people and is the largest independent factory-built housing company in North America. With more than 65 years of homebuilding experience and 36 manufacturing facilities throughout the United States and western Canada, Skyline Champion is well positioned with a leading portfolio of manufactured and modular homes, park-models and modular buildings for the multi-family, hospitality, senior and workforce housing sectors.

In addition to its core home building business, Skyline Champion operates a factory-direct retail business, Titan Factory Direct, with 21 retail locations spanning the southern United States, and Star Fleet Trucking, providing transportation services to the manufactured housing and other industries from 10 dispatch locations across the United States.

Skyline Champion builds homes under some of the most well know brand names in the factory-built housing industry including Skyline Homes, Champion Home Builders, Athens Park Models, Dutch Housing, Excel Homes, Homes of Merit, New Era, Redman Homes, Shore Park, Silvercrest, Titan Homes in the U.S. and Moduline and SRI Homes in western Canada.

Learn more about our products and services at the following company brand websites:

Manufactured and Modular Homes

www.championhomes.com

www.skylinehomes.com

Park Model RVs

www.athensparkmodelrvs.com

www.skylinepm.com

Modular Buildings

www.championcommercial.com

Retail Sales Centers

www.titanfactorydirect.com

Transportation Services

www.starfleettrucking.com

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, Skyline Champion has provided non-GAAP financial measures—Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS—which present operating results on a basis adjusted for certain items. Skyline Champion uses these non-GAAP financial measures for business planning purposes and in measuring its performance relative to that of its competitors. Skyline Champion believes that these non-GAAP financial measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that Skyline Champion believes are not representative of its core business. These non-GAAP financial measures are not intended to replace, and should not be considered superior to, the presentation of Skyline Champion’s financial results in accordance with U.S. GAAP.

Adjusted EBITDA

Skyline Champion defines Adjusted EBITDA as net income or loss plus (a) the provision for income taxes, (b) interest expense, net, (c) depreciation and amortization, (d) gain or loss from discontinued operations, (e) foreign currency gains and losses, (f) equity-based compensation, (g) restructuring charges and impairment of assets, and (h) other non-operating costs including those for the acquisition and integration or disposition of businesses and idle facilities. Adjusted EBITDA is not a measure of earnings calculated in accordance with U.S. GAAP, and should not be considered an alternative to, or more meaningful than, net income or loss, net sales, operating income or earnings per share prepared on a U.S. GAAP basis. Skyline Champion believes that Adjusted EBITDA is commonly used by investors to evaluate its performance and that of its competitors. However, Skyline Champion’s use of Adjusted EBITDA may vary from that of others in our industry. Adjusted EBITDA is reconciled from the respective measure under U.S. GAAP in the tables below.

Forward-Looking Statements

Statements in this press release regarding the potential benefits created by the Combination, including potential synergies, the future performance of Skyline Champion, market demand and backlogs, and the availability of financing are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of words such as “believe,”

“expect,” “future,” “anticipate,” “intend,” “plan,” “foresee,” “may,” “should,” “will,” “estimates,” “potential,” “continue,” or other similar words or phrases. Similarly, statements that describe objectives, plans, or goals also are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Skyline Champion. Skyline Champion cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements. Risks and uncertainties include, but are not limited to: Skyline Champion’s inability to realize the expected benefits from the Combination, general economic conditions; availability of wholesale and retail financing; the health of the U.S. housing market as a whole; federal, state, and local regulations pertaining to the manufactured housing industry; the cyclical nature of the manufactured housing industry; general or seasonal weather conditions affecting sales; potential impact of natural disasters on sales and raw material costs; potential periodic inventory adjustments by independent retailers; interest rate levels; the impact of inflation; the impact of high or rising fuel costs; the cost of labor and raw materials; competitive pressures on pricing and promotional costs; Skyline Champion’s relationships with its shareholders, customers, and other stakeholders; catastrophic events impacting insurance costs; the availability of insurance coverage for various risks to Skyline Champion; market demographics; and management’s ability to attract and retain executive officers and key personnel and other risks and uncertainties more fully described in Skyline Champion’s Form 10-Q for the first quarter fiscal 2019 previously filed with the Securities and Exchange Commission (SEC), as well as the other filings that Skyline Champion makes with the SEC.

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, the developments and future events concerning Skyline Champion set forth in this press release may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. Skyline Champion assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

Investor contact information:

Email: investorrelations@championhomes.com

Phone: (248) 614-8211

Source: Skyline Champion Corporation

SKYLINE CHAMPION CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars and shares in thousands, except per share amounts)

	September 29, 2018	March 31, 2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$102,873	$113,731
Trade accounts receivable, net	55,165	41,984
Inventories	113,147	98,022
Other current assets	11,738	9,367

Total current assets	282,923	263,104

Property, plant and equipment, net	111,950	67,960
Restricted cash	—	22,885
Goodwill	177,485	3,179
Amortizable intangible assets, net	43,158	1,542
Deferred tax assets	37,112	30,290
Other noncurrent assets	12,784	6,438

Total assets	$665,412	$395,398

LIABILITIES AND EQUITY
Current liabilities:
Floor plan payable	$29,893	$29,825
Short-term portion of debt	—	404
Accounts payable	46,021	36,773
Other current liabilities	119,736	100,112

Total current liabilities	195,650	167,114

Long-term liabilities:
Long-term debt	59,330	58,927
Deferred tax liabilities	3,459	3,294
Other long-term liabilities	20,504	12,766

Total long-term liabilities	83,293	74,987

Contingent liabilities
Equity:
Common stock, $0.0277 par value, 115,000 shares authorized, 56,713 shares issued as of September 29, 2018 (including 464 shares subject to restriction)	1,571	—
Additional paid-in capital	472,176	—
Members’ contributed capital	—	140,076
(Accumulated deficit) retained earnings	(77,878)	22,514
Accumulated other comprehensive loss	(9,400)	(9,293)
Total equity	386,469	153,297

Total liabilities and equity	$665,412	$395,398

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Dollars and shares in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net sales	$355,436	$259,963	$677,697	$504,065
Cost of sales	296,436	218,636	563,537	426,706

Gross profit	59,000	41,327	114,160	77,359
Selling, general, and administrative expenses	128,069	27,763	173,157	54,562

Operating (loss) income	(69,069)	13,564	(58,997)	22,797
Interest expense, net	827	1,065	1,899	2,165
Other expense	1,307	842	7,720	923

(Loss) income before income taxes	(71,203)	11,657	(68,616)	19,709
Income tax expense	5,822	4,249	9,262	7,038

Net (loss) income	$(77,025)	$7,408	$(77,878)	$12,671

Comprehensive (loss) income:
Net (loss) income	$(77,025)	$7,408	$(77,878)	$12,671
Foreign currency translation gain (loss)	588	1,382	(107)	2,199

Comprehensive (loss) income	$(76,437)	$8,790	$(77,985)	$14,870

Net (loss) income per share:
Basic	$(1.42)	$0.16	$(1.53)	$0.27

Diluted	$(1.42)	$0.16	$(1.53)	$0.27

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Six Months Ended
	September 29, 2018	September 30, 2017
Cash flows from operating activities
Net (loss) income	$(77,878)	$12,671
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation	5,275	3,860
Amortization of intangible assets	1,683	238
Equity-based compensation	93,927	300
Deferred income taxes	3,025	2,023
Amortization of deferred financing fees	285	30
Loss on disposal of property, plant and equipment	3	11
Foreign currency transaction loss (gain)	33	(1,233)
(Increase) decrease in assets net of business acquired
Accounts receivable	398	(11,331)
Inventories	3,852	(8,806)
Prepaid expenses	(1,028)	(2,434)
Other assets	504	1,900
Increase (decrease) in liabilities net of business acquired
Accounts payable	(586)	5,430
Accrued expenses	447	(115)
Other liabilities	(922)	1,157

Net cash provided by operating activities	29,018	3,701

Cash flows from investing activities
Additions to property, plant, and equipment	(4,684)	(5,853)
Cash assumed in business acquisition	9,722	—
Proceeds from disposal of property, plant and equipment	11	395
Decrease in note receivable	132	120

Net cash provided by (used in) investing activities	5,181	(5,338)

Cash flows from financing activities
Borrowings on revolving credit facility	46,900	—
Payments on term loans and capital leases	(46,898)	(216)
Changes in floor plan financing, net	68	5,771
Payments for deferred financing fees	(1,976)	—
Members’ capital distributions	(65,277)	—
Stock option exercises	1,615	—
Tax payments for equity-based compensation	(2,336)	—

Net cash (used in) provided by financing activities	(67,904)	5,555

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(38)	1,693

Net increase (decrease) in cash, cash equivalents and restricted cash during the period	(33,743)	5,611
Cash, cash equivalents and restricted cash at beginning of period	136,616	102,692

Cash, cash equivalents and restricted cash at end of period	$102,873	$108,303

Supplemental disclosures of cash flow information
Cash paid for income taxes, net of refunds	$5,878	$4,298
Cash paid for interest	$2,572	$2,568

SKYLINE CHAMPION CORPORATION

RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA

(Dollars in thousands)

(Unaudited)

	Three Months Ended				Six Months Ended
(Dollars in thousands)	September 29, 2018	September 30, 2017	Change	% Change	September 29, 2018	September 30, 2017	Change	% Change
Net (loss) income	$(77,025)	$7,408	$(84,433)	N/M	$(77,878)	$12,671	$(90,549)	N/M
Income tax expense	5,822	4,249	1,573	37.0%	9,262	7,038	2,224	31.6%
Interest expense, net	827	1,065	(238)	(22.3%)	1,899	2,165	(266)	(12.3%)
Depreciation and amortization	4,047	2,130	1,918	90.1%	6,958	4,098	2,860	69.8%
Equity-based compensation	85,839	150	85,689	N/M	93,927	300	93,627	N/M
Foreign currency gain (loss)	(34)	(754)	720	(95.5%)	33	(1,233)	1,266	102.7%
Transaction costs	492	804	(312)	(38.8%)	6,905	894	6,011	N/M
Acquisition integration costs	2,313	—	2,313	100.0%	3,502	—	3,502	100.0%
Equity offering costs	816	—	816	100.0%	816	—	816	100.0%
Restructuring charges	703	—	703	100.0%	1,111	—	1,111	100.0%
Other	(1)	37	(38)	(102.7%)	(1)	44	(45)	(102.3%)

Adjusted EBITDA	$23,799	$15,089	$8,711	57.7%	$46,534	$25,977	$20,557	79.1%

“N/M” indicates that the calculated percentage is not meaningful.

SKYLINE CHAMPION CORPORATION

RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EARNINGS PER SHARE

(Dollars and shares in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
(Dollars and shares in thousands, except per share data)	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
	(unaudited)		(unaudited)
Net (loss) income, as reported	$(77,025)	$7,408	$(77,878)	$12,671
Adjustments:
Combination related equity-based compensation	85,839	—	93,927	—
Transaction costs	492	804	6,905	894
Acquisition integration costs	2,313	—	3,502	—
Equity offering costs	816	—	816	—
Restructuring charges	703	—	1,111	—

Adjusted net income	13,138	8,212	28,383	13,565
Less: Undistributed earnings allocated to participating securities	526	514	1,385	863

Adjusted net income attributable to the Company’s common shareholders	$12,612	$7,698	$26,998	$12,702

Average common shares outstanding	54,105	44,525	50,747	44,457

Adjusted net income per share	$0.23	$0.17	$0.53	$0.29